Exhibit 99.4

The Priceline Group Appoints David Goulden as
Chief Financial Officer

January 22, 2018, Norwalk, CT—The Priceline Group (PCLN: NASDAQ) today announced the appointment of David Goulden as Executive Vice President and Chief Financial Officer, effective March 1st, 2018. Mr. Goulden joins The Priceline Group from Dell Technologies, where he most recently served as President of their Infrastructure Solutions Group. Mr. Goulden will lead The Priceline Group’s global financial operations, including the Group’s Finance, Tax, Treasury, Accounting, Internal Audit, Corporate Development and Investor Relations teams. He will report directly to Glenn Fogel, the Group’s Chief Executive Officer. Mr. Goulden will succeed Daniel J. Finnegan, who announced his retirement as Chief Financial Officer in 2017 after 14 years with The Priceline Group.

“We are thrilled to welcome David to The Priceline Group. He brings tremendous financial acumen and global operating experience to the Group, and we believe he will be a great asset as our business continues to expand and invest in new technologies to help people experience the world,” said Fogel. “On behalf of our shareholders, our Board and our 22,000+ employees, I also want to thank Dan for his exceptional leadership over the last 14 years. He has absolutely been instrumental to the company’s accomplishments over the last decade.”

Prior to serving as President of Dell’s Infrastructure Solutions Group, Mr. Goulden held numerous posts over a 14-year period at EMC Corporation, which was acquired by Dell in 2016, including Chief Financial Officer from 2006 to 2014.

“I am very excited to join The Priceline Group, a portfolio of companies at the forefront of the intersection between technology and travel, and I am eager to work alongside an outstanding management team to fuel the company’s next chapter of growth,” said Goulden. “Digital transformation across most industries provides a growing opportunity for companies that can capitalize on this revolution. With less than half of all travel transactions taking place online today, The Priceline Group, a market leader in the space, is well positioned to continue to capitalize on this growth opportunity within the $1.6 trillion global travel industry.”

Mr. Goulden grew up in Manchester, England and attained a bachelor’s degree in physics at Durham University. He also received a master’s degree in business administration at Cranfield School of Management. He has over 30 years of global experience in the technology industry in roles including finance, general management, corporate development, sales, marketing and operations.

About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 220 countries and territories through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com and OpenTable. The Priceline Group's mission is to help people experience the world. For more information, visit PricelineGroup.com, and follow us on Twitter @PricelineGroup.